EXHIBIT 10.5

Personal Employment Agreement

This Personal Employment Agreement (the “Agreement”) is entered as of this 20th day of April, 2006 (the “Effective Date”), by and between

MEDGENICS MEDICAL ISRAEL LTD.,

a company organized under the laws of the State of Israel, having its principal office at 12 HaNapach St Karmiel, 21653 (the “Company”) and

Baruch Stern

of 30 Smolenskin St.

Haifa, Israel 34366

(Israeli I.D. No. 069523561)

(the “Employee”).

WITNESSETH

WHEREAS,
the Company was established for the purpose of engaging in the research and development, production and sale of products and/or services in the areas of life sciences, biotechnology and/or medical devices; and

WHEREAS,	the Company desires to engage the Employee as Bioscience Director, and the Employee represents that he has the requisite skill and knowledge to serve as such; and

WHEREAS,	the parties desire to state the terms and conditions of the Employee’s engagement by the Company, effective as of the date of this Agreement, as set forth below.

NOW THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Appointment; Position: Bioscience Director

The Company hereby appoints the Employee as Bioscience Director, and in such capacity he will report to the CEO.

2.	Position

During the term of this Agreement:

2.1
The Employee shall be employed on a full-time basis and shall devote his entire business time, attention and efforts to the performance of his duties and responsibilities under this Agreement and the business and affairs of the Company. The Employee may not be employed by nor provide services to any other entity, nor engage directly or indirectly in any other work or business, without the prior, express, written permission of the Company.

2.2
The Employee shall be responsible for managing biological research and development efforts, including the bio-research facilities, outsourced services and consultants in bio-research and development that are pertinent to the bioscience work of the company. The Employee’s areas of activity shall include:

a)	Scientific leadership of bioscience development, including preclinical preparations

b)	As part of the senior management team, participating in company planning and management, creating and updating the technology development plan and schedule, and executing the detailed plan.

c)
Ensuring compliance with the applicable regulatory quality and safety standards (e.g. GLP, GCP, GMP) for development, preclinical, and clinical stages, including consulting with appropriate advisors and experts

d)	Preparing for, supervising and guiding the implementation of experiments and interpretation of results obtained, within approved schedule and budget

e)	Analysis of experimental results qualitatively and quantitatively, lessons learned, and use in ongoing development

f)	Keeping the company updated on relevant technology developments and opportunities

g)	Establishing and maintaining contacts with world class experts and advisors, together with CTO

h)	Providing key scientific support for partnering, fundraising

i)	Supporting maintenance and strengthening of intellectual property, together with CTO

j)	Additional management duties as updated and agreed with the CEO/CTO from time to time.

2.3
The duties, responsibilities, authority and position of the Employee and the organizational structures implicit in them may be changed by the Company from time to time, as it deems necessary, and reasonable efforts to work with and accommodate the Employee with such changes will be made; however, the Employer retains the right of sole discretion to make such changes.

2.4
The Employee acknowledges hereby that the terms of his employment, the circumstances thereof, and the nature of his work require an unusual amount of personal trust as set out in the law governing Hours of Employment and Rest Law; 5711-1951, and therefore, said law shall not apply to his employment with the Company.

3.	Place of Work

In connection with the Employee’s employment by the Company, the Employee shall be based at the current principal offices of the Company in Israel, or at such other place as is otherwise appropriate to the functions being performed by the Company.   The Employee acknowledges that the performance of his duties hereunder may require domestic or international travel.

4.	Salary

4.1
The Company shall pay the Employee as compensation for the employment services hereunder a monthly gross salary (“bruto”) of NIS 27,000 per month (payable on the ninth day of each month) through June 2007; as of July 1, 2007 the Company shall increase the Employee monthly gross salary to NIS 37,500 per month, during the term of the Employee’s engagement hereunder (the “Salary”), subject to all applicable statutory deductions.

4.2	The Salary and additional benefits to which the Employee shall be entitled hereunder (including bonuses) shall be reviewed by the CEO on an annual basis; and, if in the

CEO’s discretion the circumstances justify the same, the Employee’s Salary shall be adjusted and/or additional benefits shall be granted to the Employee hereunder.

4.3
Potential Bonus Related to Achievement of Company Goals. The Employee shall be eligible to receive an annual cash bonus with respect to each fiscal year of the Company during the Term of up to $20,000 on an annualized basis, as determined by the Board, in its sole discretion, which shall be based upon corporate and personal performance criteria as established by the CEO and the Board (the “Goal Bonus”). If awarded, the Goal Bonus shall be payable within ninety (90) days after the end of the fiscal year to which it relates, or earlier if the CEO and Board so agree. The performance criteria for the Goal Bonus for the period through July, 2007 is set forth on Exhibit A attached hereto.

4.4
Potential Bonus Related to Team Leadership. The Employee shall be eligible to receive an annual cash bonus with respect to each fiscal year of the Company during the Term of up to $10,000 on an annualized basis, as determined by the Board, in its sole discretion, which shall be based upon personal and team leadership performance criteria as established by the CEO and the Board (the “Team Leadership Bonus”). If awarded, the Team Leadership Bonus shall be payable within ninety (90) days after the end of the fiscal year to which it relates. The criteria for the Team Leadership Bonus for the period through July, 2007 is set forth on Exhibit B attached hereto.

5.	Social Insurance and Benefits

5.1
The Company shall insure the Employee under an accepted “Manager’s Insurance Scheme” and/or a comprehensive financial arrangement, at the election of the Employee, including insurance in the event of illness or loss of capacity for work (hereinafter referred to as the “Managers Insurance”) as follows: (a) the Company shall pay an amount equal to 5% of the Employee’s Salary towards the Managers Insurance for the Employee’s benefit and shall deduct 5% from the Employee’s Salary and pay such amount towards the Managers Insurance for the Employee’s benefit (the various components of the Managers Insurance shall be fixed at the discretion of the Employee); (b) the Company shall pay up to 2.5% of the Employee’s Salary towards disability insurance; and (c) the Company shall pay an amount equal to 8 1/3% of the Employee’s Salary towards a fund for severance compensation which shall be payable to the Employee upon severance, but subject to the provisions of section 7.3.

5.2
The Company shall pay the full salary of the Employee, including insurance, social benefits and fringe benefits, during the period of the Employee’s military reserve service. National Insurance Institute transfers in connection with such military reserve duty shall be retained by the Company.

5.3
The Company and the Employee shall open and maintain a Keren Hishtalmut Fund. The Company shall contribute to such Fund an amount equal to 7.5% of each monthly Salary payment, but not more than the amount for which the Employee is exempt from tax payment, and the Employee shall contribute to such Fund an amount equal to 2-1/2% of each monthly Salary payment. The Employee hereby instructs the Company to transfer to such Fund the amount of the Employee’s and the Company’s contribution from each monthly Salary payment.

6.	Additional Benefits

6.1
The Employee shall be entitled to be reimbursed for all normal, usual and necessary actual business expenses arising out of travel, lodging, meals and entertainment whether in Israel or abroad, provided Employee provides proper documentation and provided further that such business expenses are within an expense policy approved by the CEO of the Company.

6.2
The Employee shall be entitled, in addition to public holidays to 22 (twenty-two) paid vacations days per year calculated on the basis of a five-day work-week. A maximum of one year’s entitlement to vacation days may be accumulated if unused beyond which any vacation days will be forfeited by the Employee if not utilized during the year in which they are allocated.

6.3	Employee shall be entitled to sick leave and Recreation Pay (Dmei Havra-ah) according to applicable law.

6.4	The Employee will be entitled at the Company’s expense to the use of a company car, of type Group 2, and under other conditions to be determined by the Company. For avoidance of doubt, all income taxes associated with such car’s “value equivalent” for tax purposes (the value of the car usage as determined by the tax authorities) shall be borne by the Employee and deducted from the salary. Employee shall at all times comply with any Company rules with respect to the use of the company vehicle. Any driving and/or parking fines incurred while the vehicle was provided for the use of the Employee shall be the sole responsibility of the Employee, and Employee hereby empowers the Company to sign any documents necessary to formally assign any such fines and/or tickets to Employee’s name.

6.5
The Employee was granted options on 11.5.2006 to purchase up to 20,000 shares per year, at an exercise price of $1.516 per share during a vesting period of four (4) years, for up to a total of 80,000 shares in Medgenics Medical Israel’s parent company, Medgenics Inc. (the “Parent”), according to the vesting schedule discussed below. In addition, the Company hereby grants, subject to and with effect from immediately prior to Admission of the entire issued share capital in the Company to trading on AIM becoming effective prior to 31 December 2007, options to purchase 6,667 shares per year, up to a total of 26,667 additional shares during a vesting period of four (4) years, starting from the date granted, and at an exercise price equal to the share price upon listing. All such grants shall be subject to the approval of the Parent’s Compensation Committee or Board of Directors and pursuant to the terms and conditions of any stock option plan which the Company/and or the Parent adopts, and pursuant to the standard form of option agreement which the Company and/or Parent may use.

6.6
Any tax liability in connection with the options, (including with respect to the grant, exercise, sale of the options or the shares receivable upon their exercise) shall be borne solely by the Employee.

6.7	These options will be calculated from grant date and will be under the employee benefit plan of the Parent.

7.	Term and Termination

7.1	This Agreement shall commence as of the Effective Date and shall continue unless this

Agreement is terminated as hereafter provided.

7.2
The Company may terminate this Agreement and the employment relationship hereunder at its discretion and at any time by giving Employee 3 (three) months prior written notice. The Employee may terminate this Agreement and the employment relationship hereunder at his discretion and at any time by giving the Company 3 (three) months prior written notice.

In the event of termination of employment by the Company, the Company may, at its discretion, determine that the Employee’s employment shall cease immediately or at any time prior to expiration of the prior notice period, and in such event the Company shall pay the Employee an amount equal to the salary which would have been paid during the remaining prior notice period.

7.3
Termination With Cause – The Company may terminate the Employee’s employment for cause. For purposes of this Agreement, termination for “cause” shall mean and include: (a) conviction of a felony involving moral turpitude or affecting the Company, the Parent or its subsidiaries; (b) any refusal to carry out a reasonable directive of his CEO or such other officer appointed by the CEO which involves the business of the Company, the Parent or its subsidiaries and was capable of being lawfully performed; (c) embezzlement of funds of the Company, the Parent or its subsidiaries; (d) any breach of the Employee’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith); (e) any breach of this Agreement by the Employee; (f) any conduct (other than in good faith) materially detrimental to the Company, including, but not limited to, sexual harassment and violence. If the employment of the Employee is terminated for cause, then the Employee shall only be entitled to: severance pay in the amount required by law, if required; and that portion of the policy that was contributed to by the Employee.

7.4
Termination Upon Death or Disability - The Company may terminate the Employee’s employment upon the death of the Employee or after having established the Employee’s disability. For purposes of this Agreements “disability” means a physical or mental infirmity that impairs the Employee’s ability to substantially perform his duties under the Agreement that continues for a period of at least ninety (90) consecutive days.

7.5
During the period following notice of termination by either the Employee or the Company, the Employee shall cooperate with the Company and use his best efforts to assist in the integration into the Company’s organization the person or persons who will assume the Employee’s responsibilities.

7.6
This Agreement shall remain in full force and effect during the period after the notice of termination has been served and there shall be no change in the Employee’s position with the Company or any obligations hereunder, unless otherwise determined by the Company in a written notice to Employee.

8.	Proprietary Information

8.1
The Employee acknowledges and agrees that he will have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology regarding the Company’s product research and development, including without limitation, the Company’s banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be and is referred to as “Proprietary Information”.

8.2
Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form, but excluding information that (a) was known to the Employee prior to his association with the Company and can be so proven; (b) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by the Employee; (c) shall have been received by the Employee from a third party having no obligation to the Company

8.3	The Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assigns.

At all times, both during his engagement by the Company and after its termination, the Employee will keep in confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing the Employee’s duties hereunder and in the best interests of the Company.

8.4
Upon termination of his employment with the Company, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company, and he will not take with him any documents or materials or copies thereof containing any Proprietary Information.

8.5
The Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust, and he will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an employee of the Company and consistent with the Company’s agreement with such third party. Upon termination of his employment with the Company, Employee shall act with respect to such information as set forth in Section 8.4, mutatis mutandis.

8.6	The Employee’s undertakings in this Section 8 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

9.	Disclosure and Assignment of Inventions

9.1
The Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of his employment with the Company, he is expected to make new contributions to and create inventions of value for the Company. Employee agrees to share with the Company all his knowledge and experience, provided however that Employee shall not disclose to the Company any information which Employee has prior to the date hereof or (if after) with the prior approval of the CEO undertaken to third parties to keep confidential

9.2
As of the Effective Date of this Agreement, the Employee undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related to the Company’s business or current or anticipated research and development, whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment (“Inventions”).

9.3
The Employee agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by him for the Company, or (c) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company (“Company Inventions”).

9.4
The Employee hereby irrevocably transfers and assigns to the Company (including any future rights): (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (b) any and all “Moral Rights” (as defined below) that he may have in or with respect to any Company Invention. He also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Company Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”. The Employee will not file any patent applications for Company Inventions other than in the name of the Company (other than such patent applications which are required by law to be filed by such Employee but which shall immediately thereafter be assigned for no or nominal consideration to the Company).

9.5
The Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company’s Inventions in any and all countries. He will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His obligations under this Section 9.5 will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. The Employee hereby irrevocably appoints the CEO of the Company as his attorney-in-fact to execute documents on his behalf for this purpose.

10.	Non-Competition

10.1
The Employee agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with products or services offered by the Company; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

10.2
The Employee agrees and undertakes that during the period of his employment and for a period of 12 months following termination, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place:

(a)	employ any person employed by the Company or retained by the Company as a consultant on the date of such termination or during the preceding five months.

(b)
seek to entice away from the Company or interfere with the relationship or the terms of business applying between the Company and any customer, supplier, collaborator or licensor of any intellectual property rights to the Company with which the Employee dealt within six months of the Termination Date.

10.3
If any one or more of the terms contained in this Section 10 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

11.	Rights Upon Termination

Upon termination of this Agreement by the Company for any reason whatsoever other than by justifiable cause, as defined herein, the Employee shall be entitled to the payment of his full salary, including insurance and social benefits as set for in Sections 4-6 above, during a period of 6 months if his employment is terminated with the first 12 months of the effective date, and an additional month for each 12 months of employment thereafter.

12.	Mutual Representations

12.1
The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (a) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (b) do not require the consent of any person or entity.

12.2
The Company represents and warrants to the Employee that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (a) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound, and (b) do not require the consent of any person of entity.

12.3	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

13.	Notice; Addresses

13.1	The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice.

13.2
All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: if sent by registered mail, as aforesaid, three business days from the date of mailing; if delivered by hand, upon actual delivery or proof of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by facsimile or other electronic mail shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

14.	Miscellaneous

14.1	The preamble to this Agreement constitutes an integral part hereof.

14.2	Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

14.3
The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

14.4
No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

14.5
Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

14.6
This Agreement is personal and non-assignable by the Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets, and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of prior agreements, promises, covenants, arrangements, communications, or representations of the Company.

14.7	The Employee is obligated to keep all the terms and covenants of this Agreement under strict confidentiality.

14.8
This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all negotiations, undertakings, agreements, representations or warranties, whether oral or written, by any officer, employee or representative of the Company or any party thereto; and any prior agreement of the parties hereto or of the Employee and the Company in respect of the subject matter contained herein is hereby terminated and cancelled. Any modification to the Agreement can only be made in writing, signed by the Employee and the CEO, with the approval of the Board.

14.9
It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement and that the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel-Aviv court.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

/s/ Andrew Pearlman	/s/ Baruch Stern
MEDGENICS MEDICAL ISRAEL, LTD.	Baruch Stern, PhD
By: Dr. Andrew L. Pearlman, CEO

EXHIBIT A

Goal Bonus Criteria Through March 2008

The total Goal Bonus of $20,000 shall be allocated to the achievement of the following through July 2008:

I.	Goal Bonus Criteria through July, 2008 - $20,000, split between two groups of objectives:

a.	Company objectives - $10,000

i.
Assuming Medgenics is admitted to AIM during October, 2007, then during QI/2008, commence approved EPODURE Phase I/II clinical trial run under full GMP compliance, implanting EPODURE biopumps in at least the first 5 patients before the end of Ql/08, preferably by February 28. If the AIM admission date is delayed past October, 2007, the target dates for the start of the trial will be delayed accordingly.

ii.
By 3 months after treatment of the first patient, in at least 5 patients, demonstrate at least 6 weeks’ sustained elevation of serum EPO (by at least 25mU over baseline), and reticulocyte count (by at least 1% over baseline)

iii.	By 5 months after treatment of first patient, in the first 10 patients, demonstrate at least:
1.	sustained elevation of serum EPO (by at least 25mU over baseline), and reticulocyte count (by at least 1% over baseline) for at least 2 months and counting...
2.	elevated hematocrit by at least 5 points or to at least 33-36 , for at least 2 weeks and counting...

b.	Personal professional objectives/deliverables - $10,000
i.
GMP vector - receive by December 31, 2007, GMP HDAd vector fully tested and meeting all our required specifications, and available for use in the clinical trial, and sufficient to treat at least 100 patients

ii.	Preclinical testing - complete on agreed schedule with the required GLP results to support the proposed clinical trial
iii.
GMP cell processing facility at Hadassah: Fully set up and verify ready for use in the clinical trial, establish updated, optimized SOPs and implementation program to maximize number of patients that can be processed per day of planned use

iv.	Design, successfully move into new lab facilities
v.	Demonstrate AAV based biopumps producing at least 200 lU/day EPO for at least 1 month in vitro, and remaining at least 25% of peak for 6 months in vitro
vi.	Complete feasibility test of at least two nonviral vector approaches

EXHIBIT B

Team Leadership Bonus Criteria for the period through March 2008

The CEO and the Board will evaluate the Employee’s performance after for the period through July 2008 and the Team Leadership Bonus of $10,000 will be awarded based on the overall average score (as determined by the CEO and the Board) earned by Employee in the areas listed below.

Leadership Bonus Criteria through June, 2008 - $10,000

1.
Building the team and maintaining good team atmosphere within the science group and with the other groups of the company, and also with external entities such as strategic partners, regulatory agencies, etc.

2.
Planning and managing projects so as to complete deliverables on or before the agreed times, including timely achievement of interim milestones, making effective and regular use of project management tools (MS Project, EXCEL, etc.)

3.	Problem solving with a sense of urgency and “can do” attitude, dealing with technical challenges and obstacles in a way that builds confidence in the company both internally and externally

4.
Continuing to develop managerial and technical skills, and to be open to feedback on both managerial and technical levels. Learn the Courage Institute approaches and methodologies, and work actively with organizational advisors to apply them in your executive role.